EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Peter Rice	Vaughn Harring
(781) 280-6550	(781) 280-6855
peter.rice@mro.com	vaughn.harring@mro.com

MRO SOFTWARE’S SHAREHOLDERS APPROVE IBM MERGER AGREEMENT

Transaction Expected to Close First Half of October

BEDFORD, Mass., September 18, 2006 — MRO Software, Inc. (Nasdaq: MROI), the leading provider of asset and service management solutions, today announced that at a special meeting of shareholders held today the Company’s shareholders approved the Agreement and Plan of Merger, dated as of August 3, 2006, by and among International Business Machines Corporation, Kennesaw Acquisition Corporation and MRO Software, Inc.

The Company also announced that on August 29, 2006, the Federal Trade Commission granted early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Company currently expects the transaction to close during the first half of October 2006.

About MRO Software, Inc.
MRO Software is the leading provider of asset and service management solutions. The Company’s integrated suite of applications optimizes performance, improves productivity and service levels and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

The Company’s asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software’s solutions, customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management and provisioning across the asset base.

MRO Software (Nasdaq: MROI) is a global company based in Bedford, Mass., with approximately 900 employees and more than 300,000 end-users. The Company markets its products through a direct sales organization in combination with a network of international distributors. MRO Software has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO Software can be found at http://www.mro.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about the expected timing of the closing of the merger. These statements are subject to risks and uncertainties, as a result of which actual events may differ materially from those described in the forward looking statements. These risks and uncertainties include the following. The closing of the merger transaction is contingent upon the completion of required regulatory reviews in certain non-US jurisdictions and other customary closing conditions, and there can be no assurance that the regulatory review process will not be delayed or that the closing will occur when expected.

MRO SoftwareTM is a trademark of MRO Software, Inc.

MRO Software / 100 Crosby Drive, Bedford, Massachusetts, 01730 / (781) 280-2000, http://www.mro.com